UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2012

ICAHN ENTERPRISES HOLDINGS L.P.
    (Exact Name of Registrant as Specified in Its Charter)

Delaware	333-118021-01	13-3398767
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, Suite 4700, New York, NY 10153
(Address of Principal Executive Offices) (Zip Code)

(212) 702-4300
    (Registrant's Telephone Number, Including Area Code)

N/A
    (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.
Acquisition of CVR Energy, Inc.
As previously disclosed by Icahn Enterprises L.P's ("Icahn Enterprises") Form 8-K filed on April 23, 2012, on April 18, 2012, IEP Energy LLC (“IEP Energy”), an subsidiary of Icahn Enterprises Holdings L.P. (the “Company”), and each of the other parties listed on the signature pages thereto, each of whom is an affiliate of the Company (collectively with IEP Energy, the “IEP Parties”), entered into a Transaction Agreement (the “Transaction Agreement”) with CVR Energy, Inc. (“CVR”).
Pursuant to the Transaction Agreement, no later than the third business day following the date of the Transaction Agreement, IEP Energy will amend in accordance with the terms of the Transaction Agreement its pending tender offer (the “Offer”) to purchase all of the issued and outstanding shares of CVR's common stock (the “Shares”) for a price of $30 per Share in cash, without interest, less any applicable withholding taxes, plus one non-transferable contingent cash payment right for each Share (the “CCP”), which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of CVR is executed within fifteen months following the expiration of the Offer and such transaction closes. The Offer, as amended, will expire at 11:59 p.m., New York City time, on the date that is the later of (i) ten business days after the date the Offer is amended and (ii) such later date as may be required to resolve any comments made by the Securities and Exchange Commission (the “SEC”) in respect of the Offer (the “Expiration Date”).
 The Offer will be conditioned upon there being validly tendered (including pursuant to notices of guaranteed delivery) and not properly withdrawn, as of immediately prior to 11:59 p.m. on the Expiration Date, at least 31,661,040 Shares, which when added to the Shares already owned by IEP Energy and its affiliates, represents a majority of the Shares (the “Minimum Condition”). The Transaction Agreement provides that if the Minimum Condition is not satisfied as of immediately prior to 11:59 p.m. on the Expiration Date, and CVR has complied in all material respects with its obligations under the Transaction Agreement, the IEP Parties must immediately terminate the Offer and discontinue their previously announced intention to replace all nine directors on CVR's board of directors (the “Board”) at CVR's 2012 annual meeting of stockholders (the “CVR 2012 Annual Meeting”) and not present any other proposal for consideration at the CVR 2012 Annual Meeting.
If, following the closing of the Offer, the Minimum Condition is satisfied but IEP Energy holds less than 90% of the outstanding Shares, the Transaction Agreement requires IEP Energy to provide for a ten-business-day subsequent offering period during which stockholders who did not previously tender will have a second opportunity to tender their Shares for the same consideration of $30 per Share plus the CCP (the “Subsequent Offering Period”). If, following the closing of the Offer or the Subsequent Offering Period, IEP Energy holds at least 90% of the outstanding Shares, IEP Energy is required to cause a short-form merger of CVR with IEP Energy under Section 253 of the Delaware General Corporation Law (the “Short-Form Merger”). If the Short-Form Merger occurs, all remaining Shares will be cancelled and the holders thereof will receive $30 in cash plus the CCP for each Share, except for Shares held by any stockholder that elects to assert statutory appraisal rights under Delaware law.
 Pursuant to the Transaction Agreement, immediately and contingent upon the closing of the Offer, all but two of the current members of the Board resigned and were replaced by an equal number of directors designated by IEP Energy. Effective upon the earlier of the completion of the Subsequent Offering Period and the Short-Form Merger, the remaining two directors resigned from the Board and were replaced by two directors designated by IEP Energy.
 Promptly following the consummation of the Offer, for a period of 60 days, CVR solicited proposals or offers from third parties to acquire CVR (the “Marketing Period”). If a proposal to acquire CVR for all-cash consideration equal to or exceeding $35 per Share was made within the Marketing Period (subject to certain adjustments and qualifications set forth in the Transaction Agreement), the IEP Parties agreed to support the proposal, including by voting for or consenting to the proposal if it was submitted to the stockholders of CVR for their vote or consent. Any holder of CCPs was entitled to any value realized in excess of $30 per Share, net of any investment banking fees, subject to the terms of the CCPs. The 60-day period began on May 24, 2012 and ended on July 23, 2012 without any qualifying offers.
 The obligation of IEP Energy to accept for payment and pay for Shares tendered in the Offer will be subject to certain conditions, including, among other things: the absence of a CVR Material Adverse Effect (as defined in the terms of the Offer); the absence of an injunction relating to the Offer; IEP Energy becoming aware of material misstatements or omissions in CVR's SEC reports; CVR not making any non-ordinary course material enhancements to executive compensation; CVR not making any non-ordinary course acquisitions or dispositions of assets (including completing the previously announced sale of a portion of the CVR's stake in CVR Partners, LP ); CVR not entering into any agreement for a merger, consolidation, business combination or reorganization transaction; and the taking of any actions by CVR intended to cause the failure of a condition to the Offer, except for the Minimum Condition.

 The full text of the Transaction Agreement is filed herewith as Exhibit 10.1. The foregoing description of the Transaction Agreement does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
 The Transaction Agreement contains representations and warranties by CVR and the IEP Parties that were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Transaction Agreement were made solely for the benefit of the parties to the Transaction Agreement (except as otherwise specified therein), may be subject to limitations agreed upon by the contracting parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in CVR's public disclosures.
Senior Notes Offering
As previously disclosed by Icahn Enterprises' Form 8-K filed on July 12, 2012, Icahn Enterprises and Icahn Enterprises Finance Corp. (“Icahn Enterprises Finance” and, together with Icahn Enterprises, the “Issuers”) closed their previously announced sale of $300,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “Notes”) pursuant to the purchase agreement, dated July 9, 2012 (the “Purchase Agreement”), by and among the Issuers, Icahn Enterprises Holdings L.P., as guarantor (the “Guarantor”), and Jefferies & Company, Inc., as initial purchaser (the “Initial Purchaser”). The Notes were priced at 105.500% of their face amount.  The net proceeds from the sale of the Notes were approximately $314 million.  Interest on the Notes will be payable on January 15 and July 15 of each year, commencing July 15, 2012. The Purchase Agreement contains customary representations, warranties and covenants of the parties and indemnification and contribution provisions whereby the Issuers and the Guarantor, on the one hand, and the Initial Purchaser, on the other, have agreed to indemnify each other against certain liabilities.
 The Issuers issued the Notes under the indenture dated as of January 15, 2010 (the “Indenture”), among the Issuers, Icahn Enterprises Holdings, as guarantor, and Wilmington Trust Company, as trustee (the ''Trustee''), pursuant to which the Issuers previously issued $1,050,000,000 aggregate principal amount of 7 ¾% Senior Notes due 2016 (the “Existing 2016 Notes”) and $2,150,000,000 aggregate principal amount of 8% Senior Notes due 2018 (the “Existing 2018 Notes”). The Notes offered in this offering have identical terms to the Existing 2018 Notes, except the Notes have different CUSIP numbers from the Existing 2018 Notes until the contemplated exchange offer is completed. The Notes constitute the same series of securities as our Existing 2018 Notes for purposes of the Indenture, and will vote together on all matters with such notes.
 The Notes and the related guarantee are the senior unsecured obligations of the Issuers and rank equally with all of the Issuers' and the Guarantor's existing and future senior unsecured indebtedness, including the Existing 2016 Notes and Existing 2018 Notes, and rank senior to all of the Issuers' and the Guarantor's existing and future subordinated indebtedness.  The Notes and the related guarantee are effectively subordinated to the Issuers' and the Guarantor's existing and future secured indebtedness to the extent of the collateral securing such indebtedness.  The Notes and the related guarantee are also effectively subordinated to all indebtedness and other liabilities of the Issuers' subsidiaries other than the Guarantor.
In connection with the sale of the Notes, the Issuers and the Guarantor entered into a Registration Rights Agreement, dated July 12, 2012 (the “Registration Rights Agreement”), with the Initial Purchaser.  Pursuant to the Registration Rights Agreement, the Issuers have agreed to file a registration statement with the U.S. Securities and Exchange Commission, on or prior to 120 calendar days after the closing of the offering, to register an offer to exchange the Notes for registered notes guaranteed by the Guarantor with substantially identical terms, and to use commercially reasonable efforts to cause the registration statement to become effective by the 210th day after the closing of the offering.  Additionally, the Issuers and the Guarantor may be required to file a shelf registration statement to cover resales of the Notes in certain circumstances. If the Issuers and the Guarantor fail to satisfy these obligations, the Issuers may be required to pay additional interest to holders of the Notes under certain circumstances.
On July 24, 2012, we filed an initial registration statement on Form S-4 under the Securities Act of 1933, as amended with respect to the Notes. The SEC declared this exchange offer registration statement on Form S-4 effective on October 12, 2012. Pursuant to the Registration Rights Agreement, we subsequently commenced the exchanged offer to exchange Notes issued on July 12, 2012 for notes that are registered with the SEC. This exchange offer expired on November 9, 2012.
Icahn Enterprises Co-Manager Agreements
As previously disclosed by Icahn Enterprises' Form 8-K filed on July 27, 2012, on April 1, 2010, Icahn Enterprises and Icahn Capital LP ('' Icahn Capital ''), a wholly owned indirect subsidiary of Icahn Enterprises Holdings, entered into a co-manager agreement with Brett Icahn, the son of Carl C. Icahn. At that time Icahn Capital also entered into a co-manager agreement on the same terms with David Schechter (such co-manager agreements, collectively the '' Icahn Enterprises Co-Manager Agreements '). Under the Co-Manager Agreements, each of Brett Icahn and David Schechter serves as a co-portfolio manager of the Sargon Portfolio, a designated portfolio of assets within the various private investment funds comprising Icahn Enterprises' Investment segment, including Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP (the '' Funds ''), subject to the supervision and control of Icahn Capital and Carl Icahn. Icahn Capital owns the general partners of Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP and Icahn Partners Master Fund III LP.
 Subject to the terms of the Co-Manager Agreements, on March 31, 2013, each of Brett Icahn and David Schechter will be entitled to a one-time lump sum payment equal to 5.1% of the profit (as defined in the Co- Manager Agreements) generated by the Sargon Portfolio over a hurdle rate of return, minus certain costs (the '' Final Payment ''). Other than the Final Payment, neither Brett Icahn nor David Schechter is entitled to receive from us any other compensation (including any salary or bonus) in respect of services provided pursuant to the Co-Manager Agreements. For fiscal 2011, the amount due to each of Brett Icahn and David Schechter under the Co-Manager Agreements increased by $5.2 million and the balance due to each of Brett Icahn and David Schechter would have been $10.2 million if such individual had been 100% vested as of December 31, 2011.
The Sargon Portfolio, which began with $300 million of capital on April 1, 2010, has grown to $587 million as of the close of business on June 29, 2012 and has generated gross profits of $287 million and a gross cumulative return since inception of 95.63%.
 On July 24 2012, (i) Icahn Enterprises and Icahn Capital entered into amendments to each of the Co-Manager Agreements with each of Brett Icahn and David Schechter (the “ Amended Icahn Enterprises Co-Manager Agreements ”), and (ii) High River Limited Partnership ('' High River ''), an affiliate of Carl C. Icahn, entered into new co-manger agreements with each of Brett Icahn and David Schechter (such co-manager agreements, collectively the '' High River Co-Manager Agreements, '' and together with the Amended Icahn Enterprises Co-Manager Agreements, the “ New Co-Manager Agreements ”). The New Co- Manager Agreements are effective as of August 1, 2012. Pursuant to the New Co-Manager Agreements, subject to the supervision and control of Icahn Capital and Carl Icahn, the Funds and High River, would make available up to an aggregate of $3 billion (to be provided approximately 80% by the Funds and 20% by High River) for management within the Sargon Portfolio over a four-year term and each of Brett Icahn and David Schechter would be entitled, subject to the terms of the New Co-Manager Agreements, to a one-time lump sum payment at the end of such four year period, equal to 7.5% of the profit generated by the portfolio over a hurdle rate of return, minus certain costs (payable by each of the Funds and High River based upon their respective profits).
 The full text of each of the Amended Icahn Enterprises Co-Manager Agreements is filed herewith as Exhibits 10.3 and 10.4 and is incorporated herein by reference. The foregoing description of the Amended Icahn Enterprises Co-Manager Agreements does not purport to describe all of the terms of the Amended Icahn Enterprises Co-Manager Agreements, and is qualified in its entirety by reference to the full text of each Amended Icahn Enterprises Co-Manager Agreements.

Contribution and Exchange Agreement
As previously disclosed by Icahn Enterprises' Form 8-K filed on August 28, 2012, on August 24, 2012, Icahn Enterprises entered into a Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) among Icahn Enterprises, Beckton Corp., a Delaware corporation (“Beckton”), Barberry Corp., a Delaware corporation (“Barberry”), High River Limited Partnership, a Delaware limited partnership (“High River”), and Koala Holding Limited Partnership, a Delaware limited partnership (“Koala,” together with High River, the “Contributing Parties,” each a “Contributing Party”), pursuant to which, on August 24, 2012, the Contributing Parties contributed to Icahn Enterprises the approximately 6.41% membership interest in IEP Energy LLC (“IEP Energy”), a subsidiary of Icahn Enterprises Holdings, collectively owned by the Contributing Parties for aggregate consideration consisting of 3,288,371 fully paid and non-assessable depositary units of Icahn Enterprises (“Depositary Units”). IEP Energy holds 71,198,718 shares of common stock of CVR Energy, Inc. (“CVR”), which shares currently represent approximately 82% of the total issued and outstanding shares of common stock of CVR.
 The transactions contemplated by the Contribution and Exchange Agreement were authorized by the Audit Committee of the Board of Directors of Icahn Enterprises G.P., Inc., the general partner of Icahn Enterprises, on August 23, 2012. The Audit Committee was advised by independent counsel and retained an independent financial advisor which rendered a fairness opinion.

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.
As previously disclosed by Icahn Enterprises' Form 8-K filed on May 7, 2012, on April 18, 2012, the IEP Parties entered into a Transaction Agreement with CVR with respect to IEP Energy's Offer to purchase all of the issued and outstanding shares of CVR's common stock for a price of $30 per Share in cash, without interest, less any applicable withholding taxes, plus one non-transferable CCP, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of CVR is executed within fifteen months following the expiration of the Offer and such transaction closes.
 The Offer expired at 11:59 p.m., New York City time, on May 4, 2012. On May 7, 2012, the Company announced the results of the Offer. A total of 48,112,317 Shares were validly tendered for $30 per share plus a contingent value right. As all of the terms and conditions of the offer have been satisfied, the IEP Parties have accepted for payment all of the tendered shares, which represent approximately 63% of the outstanding Shares held by shareholders unaffiliated with the IEP Parties. Following the purchase of these Shares, the IEP Parties will own approximately 69% of the outstanding Shares.
 Pursuant to the terms of the Transaction Agreement, on May 7, 2012, all but two of nine of the current members of the board of directors of CVR have resigned and been replaced by seven directors designated by IEP Energy.
 The subsequent offering period for the Offer has commenced and will expire at 11:59 p.m., New York City time, on May 18, 2012. During the subsequent offering period, holders of Shares who did not tender their Shares during the initial offer period may tender their Shares and receive the same consideration of $30 per Share plus a contingent value right.
 The foregoing description of the Transaction Agreement and the Offer is not complete and is qualified in its entirety by reference to the information set forth in Item 1.01 above and the Transaction Agreement, which is filed herewith as Exhibit 10.1 and which is incorporated herein by reference.
 A copy of the press release issued with respect to the foregoing is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
Please see the information set forth in Item 1.01 above, "Senior Notes Offering," which is incorporated by reference into this Item 2.03.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     Departure of Chief Financial Officer and Chief Accounting Officer
As previously disclosed by Icahn Enterprises' Form 8-K filed on March 22, 2012, Dominick Ragone delivered notice of his resignation as the Chief Financial Officer and Chief Accounting Officer of Icahn Enterprises G.P. Inc. (“Icahn Enterprises G.P.”), the general partner of Icahn Enterprises Holdings and Icahn Enterprises, and all officer and/or director positions held by him at certain of our subsidiaries, on March 16, 2012. The resignation was not the result of any disagreement with Icahn Enterprises on any matter relating to the Icahn Enterprises' operations, policies or practices.

(c)     Appointment of Chief Financial Officer
As previously disclosed by Icahn Enterprises' Form 8-K filed on March 22, 2012, on March 16, 2012, SungHwan Cho, 37, was appointed Chief Financial Officer of Icahn Enterprises G.P., effective March 16, 2012. Mr. Cho will also hold officer and/or director positions at certain of our subsidiaries.
Mr. Cho has been Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises, an entity controlled by Carl C. Icahn since October 2006. From 2004 to 2006, Mr. Cho served as Director of Finance for Atari, Inc., a publisher of interactive entertainment products. From 1999 to 2002, Mr. Cho served as Director of Corporate Development and Director of Product Development at Talk America, a telecommunications provider to small business and residential customers. Previously, Mr. Cho was an investment banker at Salomon Smith Barney in New York and Tokyo. He is a director of Take-Two Interactive Software Inc, a publisher of interactive entertainment products; PSC Metals Inc., a metal recycling company; American Railcar Industries, Inc., a railcar manufacturing company; Viskase Companies, Inc., a meat casing company; WestPoint International, LLC, a home textiles manufacturer; and XO Communications, LLC, a competitive provider of telecom services. PSC Metals, American Railcar Industries, Viskase Companies, WestPoint International and XO Communications are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn also has an interest in Take- Two Interactive Software through the ownership of securities. Mr. Cho received a B.S. from Stanford University and an MBA from New York University, Stern School of Business.

SungHwan Cho is an at-will employee of Icahn Enterprises G.P., and does not have a written employment agreement. Mr. Cho also participates in certain benefit programs and plans of Icahn Enterprises G.P. He is also subject to certain confidentiality, nonsolicit and non-compete policies.

(c)     Appointment of Chief Accounting Officer
As previously disclosed by Icahn Enterprises' Form 8-K filed on March 22, 2012, on March 16, 2012, Peter Reck, 45, was appointed Chief Accounting Officer of Icahn Enterprises G.P., effective March 16, 2012. Mr. Reck will also serve as chief accounting officer at certain of our subsidiaries.
 Mr. Reck has served as Controller of Icahn Enterprises since 2005. From 2004 to 2005, Mr. Reck was the Controller of Family Office and Treasurer of Philanthropies for Bromor Management, the Family Office of Charles Bronfman. Mr. Reck also served as Controller for the Bank of Uruguay from 1994 to 2004. Mr. Reck received his M.B.A. from the Rutgers Graduate School of Management and his B.A. in Economics from Drew University.
Peter Reck is an at-will employee of Icahn Enterprises G.P., and does not have a written employment agreement. Mr. Reck also participates in certain benefit programs and plans of Icahn Enterprises G.P. He is also subject to certain confidentiality, nonsolicit and non-compete policies.

Section 9 - Financial Statements and Exhibits

Item 9.01   Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired
Please see the information set forth in Exhibit 99.3 which is incorporated by reference into this Item 9.01.

(b) Unaudited Pro Forma Financial Information
Please see the information set forth in Exhibit 99.4 which is incorporated by reference into this Item 9.01.

(d) Exhibits

Exhibit Number	Description
10.1
Transaction Agreement, dated as of April 18, 2012, by and among CVR Energy, Inc., IEP Energy LLC, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II LP, Icahn Partners Master Fund III LP, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital LP, IPH GP LLC, Icahn Enterprises Holdings L.P., Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. (incorporated by reference to Exhibit (d) to the CVR Energy Inc. Schedule TO/A (File No. 005-83522) filed on April 23, 2012)

10.2	Registration Rights Agreement, dated July 12, 2012, among Icahn Enterprises L.P., Icahn Enterprises Finance Corp., Icahn Enterprises Holdings L.P. and Jefferies & Company, Inc.
10.3	Amended and Restated Co- Manager Agreement, dated July 24, 2012, among Icahn Enterprises L.P., Icahn Capital LP and Brett Icahn.
10.4	Amended and Restated Co- Manager Agreement, dated July 24, 2012, among Icahn Enterprises L.P., Icahn Capital LP and David Schechter.
10.5	Contribution and Exchange Agreement, dated August 24, 2012, among Icahn Enterprises, Beckton Corp., Barberry Corp., High River Limited Partnership and Koala Holding Limited Partnership.
99.1	Press Release of Icahn Enterprises L.P., dated May 7, 2012.
99.2	Press Release dated July 12, 2012.
99.3	Financial Statements of CVR Energy, Inc.
99.4	Unaudited Pro Forma Financial Information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAHN ENTERPRISES HOLDINGS L.P.
(Registrant)

By:	Icahn Enterprises G.P. Inc., its general partner

By:	/s/ Peter Reck
Peter Reck
Chief Accounting Officer

Date:   November 13, 2012